Exhibit 99.1

: 01-2022
NEWS RELEASE RARE ELEMENT RESOURCES LTD. OTCQB: REEMF March 29, 2022 Ref: 01-2022

Rare Element Resources announces appointment of

Wayne Rich as Chief Financial Officer

Rare Earth Processing and Separation Demonstration Project Progresses

March 29, 2022 – Littleton, Colorado – Rare Element Resources Ltd. (the “Company” or “RER”) (OTCQB: REEMF) is pleased to announce the appointment of Wayne Rich as its Chief Financial Officer and provide a progress update on the rare earth processing and separation demonstration plant project.

Mr. Rich is a financial executive with more than 20 years of experience in the resource industry, including with mining and metals companies. His experience includes serving as Chief Financial Officer of Star Mountain Resources, Inc., Chief Financial Officer and Vice President of Finance for Prospect Global Resources, Inc., and Treasurer and Director of Corporate Finance of Thompson Creek Metals, Inc.  Mr. Rich has extensive experience in public accounting and reporting, internal controls, and financial modeling. Mr. Rich holds a Master’s in Business Administration from Illinois State University and a Bachelor’s of Science in Accountancy from Eastern Illinois University. Mr. Rich’s appointment is effective March 28, 2022.

“Wayne is a proven financial professional with experience in not only the resource sector, but also in public company accounting and reporting” commented Randall Scott, the Company’s President and Chief Executive Officer. “With his executive mining experience, specifically in financings, strategic planning, and public company reporting, Wayne is an excellent addition to our uniquely qualified team as we move forward with our rare earth processing and separation demonstration plant in Wyoming.”

As previously reported, RER, along with team members General Atomics, and its affiliates, and LNV, an Ardurra Group, Inc. company, is developing a rare earth demonstration plant in Upton, Wyoming near the Company’s Bear Lodge property. The project is currently progressing through the design phase which includes detailed engineering, licensing and permitting. The Company anticipates that plant design, permitting and licensing, and construction will be complete in 18–26 months. The processing and separating of rare earth elements from previously stockpiled Bear Lodge Project material is expected to take an additional 12–14-months.

Approximately one-half of the demonstration project cost will be funded through a Department of Energy Office of Energy Efficiency and Renewal Energy (DOE/EER) Assistance Agreement to General Atomics, which was finalized on October 1, 2021. The non-federal cost share funding, in the amount of approximately $21.9 million, is being provided by the Company as a subrecipient of the award through a Cost Share Agreement between the Company and General Atomics. The Company’s cost share funds were raised through a successful rights offering which closed in December 2021.

Randall Scott commented: “The rare earth processing and separation demonstration plant, incorporating the Company’s proprietary technology, is progressing through the first budget period of the overall project. The total timeline of approximately 40 months includes project decision points along the way, the first being in late September 2022. This first budget period includes the finalization of the engineering and design of the plant and progression of permitting and licensing, along with identification of materials to be procured that require longer lead times. With our project partner General Atomics in the lead, the team is focused on meeting each milestone, especially in light of the current environment of supply disruptions and higher costs.”

The planned demonstration plant will utilize the Company’s proprietary processing and separation technology which is a closed-cycle process with fewer steps resulting in expected attendant environmental benefits and lower costs compared with current technologies. The plant is expected to produce commercial-grade neodymium/praseodymium (Nd/Pr) rare earth high-purity oxide that is used in producing high-strength permanent magnets. These high-strength permanent magnets are a key component in the manufacture of electric vehicles and wind turbines, among other technology uses.

Synchron and General Atomics are privately held companies engaged in the development and production of advanced technology products and systems for the energy and defense sectors. General Atomics is an affiliate of Synchron, the Company’s majority shareholder.

Rare Element Resources Ltd. is a publicly traded, strategic materials company focused on delivering rare earth products for technology, energy and defense applications by advancing the Bear Lodge Critical Rare Earth Project in northeast Wyoming. Bear Lodge is a significant mineralized district containing many of the less common, more valuable, critical rare earths that are essential for high-strength permanent magnets, electronics, fiber optics, laser systems for health and defense, as well as many technologies like electric vehicles, solar panels and wind turbines.

Contact

Please contact Randy Scott at +1 720-278-2460 or rscott@rareelementresources.com, for additional information.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of securities legislation in the United States and forward-looking information within the meaning of securities legislation in Canada (collectively, “forward-looking statements”).

Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward-looking statements are usually identified by our use of certain terminology, including “will,” “believes,” “may,” “expects,” “should,” “seeks,” “anticipates,” “plans,” “has potential to,” or “intends” (including negative and grammatical variations thereof), or by discussions of strategy or intentions. Such forward-looking statements include statements regarding the rare earth processing and separation demonstration plant, the estimated costs of the plant, the plans and timing for the funding, design, permitting, licensing, construction, and operation of the plant, and the expected production from the plant, including anticipated cost and environmental benefits from incorporation of the Company’s proprietary technology. Factors that could cause actual results to differ materially include, but are not limited to, the ability to obtain demonstration plant licensing and permits, successful further permitting activities for the Bear Lodge Project, the availability of sufficient capital for the future development and operations of the Company, and other matters discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and our other periodic and current reports filed with the SEC and available on www.sec.gov and with the Canadian securities commissions available on www.sedar.com. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other uncertainties and risk factors set out in our filings made from time to time with the SEC and the Canadian regulators, including, without limitation, our reports on Form 10-K and Form 10-Q. Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made. While we may elect to update our forward-looking statements at any time, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.